EXHIBIT 10.11

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February 12, 2008

Media Sciences, Inc.

Cadapult Graphic Systems, Inc.

40 Boroline Road

Allendale, NJ 07401

Attention: Michael W. Levin, President

Re:

Waiver to the Loan and Security Agreement Dated as of December 16, 2004 (the "Agreement") between Media Sciences, Inc. a New Jersey corporation and Cadapult Graphic Systems, Inc. a New Jersey corporation (the "Borrower"), and PNC Bank, National Association (the “Bank”)

Dear Mr. Levin:

This letter is issued in connection with the Agreement referenced above. Terms used in this letter which are defined in the Agreement shall have the same meanings in this letter as they do in the Agreement. The Borrower's failure to comply with the FINANCIAL COVENANTS Section of the Agreement by failing to maintain EBITDA to Fixed Charge greater than 1.00 to 1.00 for the period ending December 31, 2007 and a ratio of Funded Debt to EBITDA of less than 2.50 to 1.00 for the period ending December 31, 2007 constitute Events of Default under the Agreement.

In reliance upon the Borrower's representations and warranties contained in the Loan Documents (as defined below), and subject to the terms and conditions herein set forth, the Bank agrees to grant a waiver as follows:

1.          Waiver. The Bank hereby grants a waiver of the Events of Default specified above.

2.         Extent of Waiver. Except as expressly described above, this waiver shall not constitute (a) a modification or an alteration of any of the terms, conditions or covenants of the Agreement or any related documents, instruments and agreements (collectively as amended from time to time, the "Loan Documents"), all of which remain in full force and effect, or (b) a waiver, release or limitation upon the Bank's exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved. This waiver shall not relieve or release the Borrower or any guarantor in any way from any of its respective duties, obligations, covenants or agreements under the Agreement or the other Loan Documents or from the consequences of any Events of Default thereunder, except as expressly described

Media Sciences, Inc.

Cadapult Graphic Systems, Inc.

above. This waiver shall not obligate the Bank, or be construed to require the Bank, to waive any other Events of Default or defaults, whether now existing or which may occur after the date of this waiver.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By: /s/ George Beyjoun

George Beyjoun
Vice President

cc:	Media Sciences, Inc.
Cadapult Graphic Systems, Inc.